PLANTRONICS, INC.
CONFLICT MINERALS REPORT
FOR THE YEAR ENDED DECEMBER 31, 2017

Introduction

This This Conflict Minerals Report for the calendar year ended December 31, 2017 (“CY 2017”) is presented by Plantronics, Inc. ("Plantronics", “we” or the “Company”) to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Plantronics is a global company that manufactures, and contracts to manufacture communications headsets and related equipment, as listed on our Form SD of which this report is a part, from a global supply chain with many levels. We work with our supplier base to identify the facilities processing Tin, Tantalum, Tungsten and Gold (3TG) in our supply chain.

As part of the RCOI described in Form SD, Plantronics performed a supplier survey using the Conflict Free Sourcing Initiative (RMI) Conflict Minerals Reporting Template (CMRT) during the second half of CY 2017. Eighty-one direct first tier suppliers providing components used in Plantronics products within scope of the rule as described further in the Form SD were included in the survey utilized for both RCOI and Due Diligence. The information obtained in the survey indicated that there was reason to believe that a portion of the 3TG used in Plantronics products may have originated in the Democratic Republic of Congo or the adjoining countries (the “covered countries”) and were not exclusively from scrap or recycled sources, triggering the due diligence steps described in the following sections.

Design and Execution of Due Diligence

We designed and implemented the majority of our due diligence measures in preparation for the reporting year CY 2013 with incremental modifications made over time to improve and refine the process, such as implementing supplier survey software and conducting onsite supplier audits. These measures were continued in CY 2017 and are described herein. These measures are designed to conform, in all material respects, to the framework in The Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2012) including the Supplement on Tin, Tantalum and Tungsten, as well as those portions of the OECD Supplement on Gold applicable to downstream companies (collectively the “OECD Guidance”). In accordance with the five step OECD Guidance, our measures are designed to determine, to the best of our ability, the source of the 3TG materials necessary for the functionality and/or production of our products, to ascertain if the materials originated in one of the covered countries, and if so, whether armed groups directly or indirectly benefited as a result.

1. Establish Strong Company Management Systems

•	Plantronics has a company Conflict Minerals team consisting of representatives from the Compliance, Legal, Operations/Materials, Quality, and Supplier Quality Engineering departments.

•	Plantronics has a conflict minerals policy statement publicly available at https://www.plantronics.com/us/en/about/corporate-responsibility/product-stewardship.

•
Plantronics maintains a grievance reporting system open to both employees and suppliers through our ethics reporting system at https://www.plantronics.com/us/en/about/corporate-responsibility/product-stewardship. Alternatively, grievances specifically relating to Conflict Minerals may be submitted directly to RMI at http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/.

•
In addition to any annual survey using the CMRT, supplier obligations and requirements have been incorporated into the Supplier Code of Conduct, which is available on the corporate governance section of our website. In addition, Conflict Minerals Requirements, including due diligence and participation in an annual supplier survey, are included in our controlled “Purchasing & Supplier Management” methods and procedures document.

•	Plantronics purchase orders and contracts include a supplier Conflict Minerals Due Diligence expectations clause.

•
Plantronics establishes and maintains long term relationships with the majority of our first tier Original Design, Contract, and Custom Part Manufacturers to facilitate engagement with suppliers to improve due diligence performance.

•
Since we have limited direct relationships with any facilities processing 3TG, we are an active participant in the Conflict Free Sourcing Initiative (RMI) (http://www.responsiblemineralsinitiative.org/about/members-and-collaborations/) to aid the development of conflict free supply chains at the smelter or refiner level and further upstream.

•	Conflict Minerals materials records are maintained pursuant to our records retention policy.

•	The Conflict Minerals Team includes a section that provides information regarding conflict minerals program progress and findings to upper management in a formal quarterly compliance report.

•	We created a controlled Methods and Procedures document regarding Conflict Minerals Due Diligence Procedures.

•
Since CY2014 we have used a software tool to improve management and auditability of supplier communications, as well as to request, receive, evaluate, store, and determine statistics on incoming CMRTs. The software is linked to the RMI database and is regularly updated regarding smelter and refiner operational status, conformance to third party audit standards, as well as RCOI information.

•
Starting in CY 2015 our supplier quality team has conducted Conflict Minerals Ongoing Compliance surveys of selected first tier suppliers’ conflict minerals due diligence programs. Suppliers were selected based on the criticality of components to Plantronics products and the amount of 3TG likely present and the number of 3TG processing facilities in their supply chain, based on previous years’ surveys. These suppliers were primarily Original Design Manufacturers (ODMs) and cable or transducer suppliers. These surveys assessed policy, training, record retention and data validation. Seven such surveys were performed in 2017, two of the surveys found supplier deficiencies which were addressed by corrective action plans, both of which were successfully completed. In addition, any new suppliers being considered for components or products must also undergo the Conflict Minerals Compliance Survey to be approved.

2. Identified and Assessed Risk in the Supply Chain

•
Prior to conducting the CY2017 supplier survey Plantronics conducted face to face one-on-one training with newly qualified critical component or product suppliers. Training was primarily focused on ensuring a complete smelter list by proper scoping of products and components to identify all likely locations of 3TG, including parts and components purchased by the 1st tier supplier.

•
We conducted a supplier survey of the 81 direct first tier suppliers providing products or components within scope of the rule; necessary for the functionality of our products and likely to contain 3TG. The survey required that the supplier return the then current version of the CMRT (5.0x or higher). Our request included information to inform the suppliers of Plantronics’ reporting obligations under the Conflict Minerals Rule as well as the assistance required from our supply chain, and the resulting expectations for the sourcing of conflict minerals. A link to the Plantronics’ Conflict Minerals policy was included in the request.

•
Reminders, late notices and delinquent notices were sent to non-responsive suppliers. Commodity Managers were involved in escalation at the time of the delinquent notices. While we did not find it necessary to restrict business or disengage from any currently active suppliers due to failure to respond to the survey, a number of suppliers used only for Clarity products were not responsive, as the survey was done following the sale of the Clarity business and Plantronics no longer has a relationship with these suppliers.

•
All incoming CMRTs underwent a two-step review process. The first step is a PASS/FAIL check by our Conflict Minerals software for completeness and internal consistency of the declaration and submitted smelter list. A message was automatically sent by the software system to suppliers submitting CMRTs containing errors, with an explanation of the error and a request for corrective action and re-submission.

•
Once CMRTs passed this first evaluation, they were then evaluated by internal compliance engineers on an ACCEPT/MODIFY basis for consistency with the known content and complexity of the products or components provided. A message was sent to suppliers submitting CMRTs found insufficient or incomplete with an explanation and request for corrective action. We continued to communicate with those suppliers to improve the content and quality of their responses. Other than Clarity suppliers, greater than 95% of the suppliers responded by returning a CMRT, and eventually 98% of those responses were accepted after review and, in some cases, correction.

•
In addition to direct suppliers, we used a data mining service to obtain conflict minerals information, also using the RMI CMRT, from manufacturers of critical and high usage off-the-shelf components with whom we had no direct relationship.

•	Facilities processing 3TG reported by our supply chain were categorized, based on information available through RMI, as:

•	Legitimate Smelters or Refiners (SORs).

•	Entities determined to not be legitimate or active SORs during the reporting period.

•	Entities alleged to be SORs, whose business could not be determined during the reporting period.

•
In addition to SORs known to, or believed to, source from the covered countries who were not validated as conflict free, Plantronics identified non-legitimate or alleged smelters as a source of risk, since the actual source of the 3TG is not known.

3. Designed and Implemented a Strategy to Respond to Identified Risks

•
We have continuously conducted research into “alleged” SORs - companies reported that were not on any list of known SORs- reported in our supplier survey to determine the nature of these entities’ business. This effort is done both through collaborative efforts in RMI, and our own independent research in areas where we have associates that speak the local language. Through these efforts the final number of “alleged” SORs has been significantly reduced progressively from the number in previous reporting years, from 83 in CY2013 to 46 in CY2014 to none in CY 2015, CY2016, and CY2017 final survey results. This is attributable to determining that many of the alleged SORs were indeed legitimate SORs or legitimate SOR aliases, or determination of the company’s actual business, as well as improved supplier reporting.

•
We asked suppliers initially reporting non-smelters or alleged smelters to verify the information and if possible, identify actual smelters. We gave feedback concerning the actual nature of a non-smelter’s business to the supplier when such information was available, primarily through RMI collaborative efforts.

•	We continued to work within RMI teams to determine the legitimacy of any “alleged SORs” reported by our supply chain or other RMI members.

•	We encouraged known smelters not yet validated as Conflict Free to participate in Conflict Free Smelter Program (CFSP).

•
We conducted outreach in coordination with RMI to encourage legitimate SORs reported by our supply chain that have not been validated as DRC conflict free by a recognized conflict free program such as Conflict Free Smelter Program, London Bullion Market Association, Responsible Jewelry Council or TI-CMC, to enter such a program.

4. Carry out independent 3rd Party Audit of Smelters’/Refiners’ Due Diligence Practices

•
Because Plantronics has few direct business relationships with smelters, we worked within industry initiatives to implement validation of DRC conflict free smelters as outlined in OECD Guidance for downstream companies. We relied on the results of audits conducted by CFSP to determine smelters’ Due Diligence Practices.

5. Report Annually on Supply Chain Due Diligence

•
Our Form SD and this Report together constitute our annual report on our Conflict Minerals Due Diligence. These have been filed with the SEC and are available on our website at https://www.plantronics.com/us/en/about/corporate-responsibility/product-stewardship.

Results of due diligence performed

•
Most of our direct supplier responses represented their supply chain at a company-level rather than being product- specific. Therefore, the list of processing facilities contained in this report may contain more facilities than those that actually process the conflict minerals contained in our products. The total number of unique entities reported as smelters or refiners by the Plantronics supplier base as result of CY 2017 Supplier Survey was 320. Of these, 309 have been confirmed as being legitimate operating SORs by RMI., 11 are known to not be legitimate operational SORs, and there were no reported entities whose status could not be confirmed as of our cutoff date of May 01, 2018.

•
Of the 309 legitimate SORs reported by the supplier base, 250 had been validated as being in conformance with a RMI recognized conflict free audit protocol (RMAP, London Bullion Market Association, or Responsible Jewelry Council). Another 13 were in process or communication with CFSP, or participating in another recognized program, but had not achieved validated status as of May 04, 2018.

•	Forty six legitimate reported SORs are not participating in a compliance scheme and have status of “Not Validated” fall into three categories:

•	Outreach required: (28) Have not yet been convinced to participate, but efforts to encourage them should continue.

•	Communication Suspended (not interested): (7) Have stated clearly that they do not want to participate.

•	Communication Suspended (temporarily not operating): (1) Not currently operating, but intend to re-start.

•	Other Listed Status Categories are:

•	Non-conformant: (6) Do not conform, failed audit, did not complete re-audit or corrective action in a timely manner.

•	Due Diligence required: (4) There may be issues other than DRC conflict involved.

•
The 11 entities reported by our supply chain that are not currently considered legitimate smelters had all been classified as operating smelters and listed on the CMRT at some point. They were reclassified by RMI due to either a change in their business operations or they either temporarily or permanently suspended operations. A number of these smelters currently listed as not legitimate may have been in operation for part of CY2017, so are included on the smelter list. Where information is available as to when they ceased operations, it is noted.

•
The remaining legitimate smelters that are not conformant as yet require outreach to encourage participation in a conflict free program. Plantronics actively participates in RMI targeted outreach through email and, in countries where we have associates that speak the local language, telephone calls. We also interact directly with selected smelters to help guide them through the CFSP audit process.

•
Of the 309 legitimate SORs reported by the supplier base, we determined during RCOI that there was no reason to believe that 146 of the SORs sourced or may have sourced any minerals from the covered countries.

•
Of the remaining smelters with definitive RCOI information available through RMI or other publicly available information, 22 were known or reasonably believed to directly or indirectly source minerals from the DRC, the surrounding countries or countries known as possible routes for smuggling or export of minerals out of the DRC. All 22 are RMAP Conformant. The facilities not eliminated during RCOI, along with the location of the facility and the conflict free status are listed in Table I. The countries believed to be the source of 3TG in our products are listed in Table II.

•
Although the number of SORs reported by our supply chain that have not been validated as conflict free has decreased year over year, the smelter information collected from our suppler base continued to include a number of legitimate smelters or refiners that had not been audited and validated as DRC Conflict Free by the RMAP, or any other recognized organization. The existence of such facilities in our supply chain is sufficient to prevent us from declaring with certainty that no armed groups directly or indirectly benefitted as a result of the mining, transport for processing of 3TG in our products. For these reasons, we are unable to determine that any of our products or product categories are DRC Conflict Free.

•
During CY 2017 and CY 2018 to date, Plantronics has become of aware of OECD Annex II risks in the 3TG supply chain unrelated to financing conflict in the DRC and adjoining countries. These risks include, but are not limited to, material sourced in conflict risk areas other than the DRC, smelters in countries under sanction or wholly or partially owned by individuals under sanction, or securing raw materials from sanctioned entities. Other concerns are child or forced labor and money laundering. There are some SORs on CY2017 smelter list that may require further due diligence.

Steps to be taken to further mitigate risk

We intend to take the following steps to build on momentum established in the past three years to improve the due diligence conducted, and to further mitigate the risk that the necessary conflict minerals in our products benefit armed groups in the Covered Countries:

•
In Co-ordination with RMI, engage directly with selected smelters to help guide them through the CFSP audit process. To the extent possible, attend metals industry conferences in conjunction with RMI to use direct contact to encourage participation in validation efforts.

•
Take advantage of added RMI resources by adding a link on our website to RMI conflict minerals specific grievance system in addition to the existing PLT company grievance system, and utilize the RMI incident reporting tool to evaluate risk and red flags in upstream supply chain.

•
Strongly encourage our supply chain to source only from validated conflict free smelters, in particular those sourcing responsibly within the DRC and adjoining countries, to the greatest extent possible.

•
Work with our supply chain to reduce or discontinue sourcing materials from SORs that have consistently refused to participate in any conflict free programs, or SORs that have failed audits or declined to undergo re-audits.

•
Engage a third party audit to validate status of selected suppliers who report only validated conflict free smelters in their supply chain and who have also passed Conflict Minerals process survey by Plantronics Supplier Engineering team.

•	Develop policies and practices to address supply chain issues not related to DRC conflict that have been revealed during the Conflict Minerals Supply Chain Survey and participation in RMI activities.

Table I. Plantronics Smelter List

The list of reported SORs is as of May 1, 2018 and Status and RCOI data is from RMI as of May 17, 2018. The list includes SORs that are either known to obtain at least some minerals from the covered countries or are SORs where the source of the minerals was not disclosed and could not be determined. Gold refiners validated as conflict free through LBMA or RJC are included in this list, since they are not required to disclose the country of origin of their minerals. The list does not include those SORs that source only from outside the covered countries as determined through RCOI, or process only recycled or scrap materials. As the majority of our suppliers responded to surveys at a company level rather than with respect to specific products, and due to the complexity of the electronics supply chain, as well as the diversity of both our products and our suppliers’ products, we cannot conclude with certainty that material from all of the smelters reported by our supply chain and included in this report are actually contained in Plantronics’ products.
“Country” refers to the location of the facility, not the source of minerals. The smelter location was not used for RCOI, since it does not necessarily determine the source of the ore, although smelter location near abundant mineral resources can be an indicator of mineral sourcing.

Status is defined as:

Conformant: Smelters or refiners that have been audited and have been validated as compliant with the RMAP Smelter Program or cross recognized (LBMA, RJC) assessment protocols. This includes SORs that were compliant as of 12/31/2017 as well as SORs that have completed audits and become conformant in 2018 prior to filing.

On RMI Active list: Smelters and refiners on the Active list have committed to undergo a CFSP Audit.

Not Validated: Legitimate Smelters or refiners who have not yet completed a CFSP or cross recognized audit validating a conflict free process. This status includes Smelters who have indicated that they do not want to participate in a recognized validation system. Most claim the reason to be that they process only scrap or ore from their own mines and do not source ore from the covered countries. While this may be true, with no audit for verification, they are considered as “may source from covered countries”.

Not a Legitimate Smelter: Entities that were at one time considered to be SORs eligible for an audit, but are no longer in that category, either due to a change in business or operational status.

Non-Conformant: Smelters or refiners that failed RMAP audit or have previously been audited and have been validated as conformant with the RMAP Smelter Program or cross recognized (LBMA, RJC) assessment protocols, but have not undergone a re-audit within the required time frame.

Metal	Smelter Name	Location of smelter	Status	Audit By
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	Conformant	RMAP
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Conformant	RJC
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Conformant	LBMA

Metal	Smelter Name	Location of smelter	Status	Audit By
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	Conformant	LBMA
Gold	Argor-Heraeus S.A.	SWITZERLAND	Conformant	LBMA
Gold	Asahi Refining Canada Ltd.	CANADA	Conformant	LBMA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	Conformant	LBMA
Gold	AU Traders and Refiners	SOUTH AFRICA	Conformant	RJC
Gold	Aurubis AG	GERMANY	Conformant	LBMA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Conformant	LBMA
Gold	Boliden AB	SWEDEN	Conformant	LBMA
Gold	C. Hafner GmbH + Co. KG	GERMANY	Conformant	RJC
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Conformant	LBMA
Gold	Cendres + Metaux S.A.	SWITZERLAND	Conformant	LBMA
Gold	Chimet S.p.A.	ITALY	Conformant	LBMA
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	Conformant	LBMA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	Conformant	LBMA
Gold	Heimerle + Meule GmbH	GERMANY	Conformant	LBMA
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant	LBMA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Conformant	LBMA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	Conformant	LBMA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Conformant	LBMA
Gold	Istanbul Gold Refinery	TURKEY	Conformant	LBMA
Gold	Italpreziosi	ITALY	Conformant	RJC
Gold	Japan Mint	JAPAN	Conformant	LBMA
Gold	Jiangxi Copper Co., Ltd.	CHINA	Conformant	LBMA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Conformant	LBMA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Conformant	LBMA
Gold	Kazzinc	KAZAKHSTAN	Conformant	LBMA
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	Conformant	RJC
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	Conformant	LBMA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Conformant	LBMA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Conformant	LBMA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant	RJC
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Conformant	RJC
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant	RJC
Gold	Metalor Technologies S.A.	SWITZERLAND	Conformant	RJC

Metal	Smelter Name	Location of smelter	Status	Audit By
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Conformant	RJC
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	Conformant	LBMA
Gold	Mitsubishi Materials Corporation	JAPAN	Conformant	LBMA
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant	RMAP
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Conformant	LBMA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Conformant	LBMA
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	Conformant	LBMA
Gold	Nihon Material Co., Ltd.	JAPAN	Conformant	LBMA
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Conformant	RJC
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	Conformant	LBMA
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	Conformant	LBMA
Gold	PAMP S.A.	SWITZERLAND	Conformant	LBMA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Conformant	LBMA
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Conformant	LBMA
Gold	PX Precinox S.A.	SWITZERLAND	Conformant	LBMA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant	LBMA
Gold	Republic Metals Corporation	UNITED STATES OF AMERICA	Conformant	RJC
Gold	Royal Canadian Mint	CANADA	Conformant	LBMA
Gold	SAAMP	FRANCE	Conformant	RJC
Gold	Safimet S.p.A	ITALY	Conformant	RJC
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	Conformant	LBMA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant	LBMA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Conformant	LBMA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Conformant	LBMA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant	LBMA
Gold	T.C.A S.p.A	ITALY	Conformant	LBMA
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conformant	LBMA
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Conformant	LBMA
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Conformant	LBMA
Gold	Umicore Brasil Ltda.	BRAZIL	Conformant	LBMA
Gold	Umicore Precious Metals Thailand	THAILAND	Conformant	LBMA
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant	LBMA
Gold	Valcambi S.A.	SWITZERLAND	Conformant	RJC
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	Conformant	LBMA

Metal	Smelter Name	Location of smelter	Status	Audit By
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant	LBMA
Tantalum	F&X Electro-Materials Ltd.	CHINA	Conformant	RMAP
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	Conformant	RMAP
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	Conformant	RMAP
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	Conformant	RMAP
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	Conformant	RMAP
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	Conformant	RMAP
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant	RMAP
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Conformant	RMAP
Tantalum	KEMET Blue Metals	MEXICO	Conformant	RMAP
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Conformant	RMAP
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant	RMAP
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant	RMAP
Tantalum	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF	Conformant	RMAP
Tantalum	Taki Chemical Co., Ltd.	JAPAN	Conformant	RMAP
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Conformant	RMAP
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant	RMAP
Tin	Thaisarco	THAILAND	Conformant	RMAP
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	Conformant	RMAP
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	Conformant	RMAP
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	Conformant	RMAP
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Conformant	RMAP
Gold	Bangalore Refinery	INDIA	On RMI Active List
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	On RMI Active List
Gold	L'Orfebre S.A.	ANDORRA	On RMI Active List
Gold	Modeltech Sdn Bhd	MALAYSIA	On RMI Active List
Gold	Remondis Argentia B.V.	NETHERLANDS	On RMI Active List
Gold	SAFINA A.S.	CZECH REPUBLIC	On RMI Active List
Tin	Modeltech Sdn Bhd	MALAYSIA	On RMI Active List
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	On RMI Active List
Gold	Chugai Mining	JAPAN	Not validated
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	Not validated
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	Not validated
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA	Not validated

Metal	Smelter Name	Location of smelter	Status	Audit By
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	Not validated
Gold	Guangdong Jinding Gold Limited	CHINA	Not validated
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	Not validated
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	Not validated
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	Not validated
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	Not validated
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION	Not validated
Gold	Lingbao Gold Co., Ltd.	CHINA	Not validated
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	Not validated
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	Not validated
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Not validated
Gold	Pease & Curren	UNITED STATES OF AMERICA	Not validated
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	Not validated
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	Not validated
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA	Not validated
Gold	Sai Refinery	INDIA	Not validated
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	Not validated
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	Not validated
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	Not validated
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	Not validated
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	Not validated
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	Not validated
Tin	Estanho de Rondonia S.A.	BRAZIL	Not validated
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Not validated
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	Not validated
Tin	Super Ligas	BRAZIL	Not validated
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	Not validated
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	Not validated
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	Not validated
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF	Not validated
Gold	Morris and Watson	NEW ZEALAND	Not validated
Gold	Morris and Watson Gold Coast	AUSTRALIA	Not validated
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF	Not validated
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	Not validated

Metal	Smelter Name	Location of smelter	Status	Audit By
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	Due Diligence Required
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	Due Diligence Required
Gold	L'azurde Company For Jewelry	SAUDI ARABIA	Due Diligence Required
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA	Non-Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy JSC	VIET NAM	Non-Conformant
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	Non-Conformant
Gold	Schone Edelmetaal B.V.**	NETHERLANDS	Not a Legitimate Smelter
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.**	CHINA	Not a Legitimate Smelter
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.**	CHINA	Not a Legitimate Smelter
Tin	PT O.M. Indonesia**	INDONESIA	Not a Legitimate Smelter
Tin	VQB Mineral and Trading Group JSC*	VIET NAM	Not a Legitimate Smelter
Gold	So Accurate Group, Inc.*	UNITED STATES OF AMERICA	Not a Legitimate Smelter
Tantalum	Duoluoshan*	CHINA	Not a Legitimate Smelter
Tantalum	King-Tan Tantalum Industry Ltd.*	CHINA	Not a Legitimate Smelter
Tin	Cooperativa Metalurgica de Rondonia Ltda.*	BRAZIL	Not a Legitimate Smelter
Tin	PT Cipta Persada Mulia*	INDONESIA	Not a Legitimate Smelter
Tin	PT Justindo*	INDONESIA	Not a Legitimate Smelter
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.****	CHINA	Non-Conformant
Gold	Elemetal Refining, LLC****	UNITED STATES OF AMERICA	Non-Conformant
Gold	Tony Goetz NV****	BELGIUM	Non-Conformant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant****	RUSSIAN FEDERATION	Conformant	LBMA
Gold	Universal Precious Metals Refining Zambia****	ZAMBIA	Not validated
Gold	Sudan Gold Refinery****	SUDAN	Not validated
Gold	Fidelity Printers and Refiners Ltd.****	ZIMBABWE	Due Diligence required
*Previously classified as a smelter, suspended operations prior to CY2017.
**Previously classified as a smelter, suspended operations, but may have operated during CY2017.
***Previously Conformant, did not complete re-audit or corrective actions in allotted time.
****RED FLAG: reasons may include failed audit, sanctions, geographical location, publicly reported concerns, or non-DRC related legal issues. These entities will require further due diligence and action (including possible removal from supply chain) in CY2018.

Table II. The Countries of Origin for the minerals present in Plantronics products are believed to potentially include, but may not be limited to, the following. Information is from RMI smelters, news reports, industry associations, metals brokers’ reports, and USGS reports (Countries listed for 3T are reported to account for ~98% of global mined ore). Data checked for plausibility against RMI 2017 Mineral Mine Production by Country report.

Mineral	Countries of Origin
Tungsten	Democratic Republic of Congo, Burundi, Rwanda, China, Vietnam, Russia, Canada, Bolivia, Australia, Austria, Spain, Portugal, United States, DRC, Mexico, Mongolia, Uzbekistan, Uganda
Tantalum	Democratic Republic of Congo, Rwanda, Burundi, Brazil, Mozambique, China, Nigeria, Australia, Uganda, Bolivia, Colombia, Mongolia, Nigeria, Portugal, Russia, Spain, Mozambique
Tin	Bolivia, Brazil, Myanmar, China, Indonesia, Peru, Australia, Democratic Republic of Congo, Malaysia, Nigeria, Rwanda, Vietnam, Burundi, Mongolia, Niger, Portugal, Russia, Tanzania, Thailand, Uganda
Gold
China, Australia, Russia, United States, Peru, Canada, South Africa, Mexico, Uzbekistan, Ghana, Brazil, Papua New Guinea; Democratic Republic of Congo, Kazakhstan, Argentina, Tanzania, Mali, Dominican Republic, Columbia, Philippines Chile, Burkina Faso, Ivory Coast, Mongolia, Turkey, Guinea, Senegal, Togo